EXHIBIT 4.5
Amendment and Restatement of the Company Stockholders Agreement
     WHEREAS, by resolution at the Special Meeting of the Board of Directors of the Company (the “Board”) on March 5, 2007 (the “March 5 Meeting”), the Board approved and ratified, subject to the approval of the required percentages of MAKO Stock, the following two (2) amendments (together, the “Amendments”) to the Second Amended and Restated Stockholders Agreement of the Company, effective February 6, 2007 (the “Stockholders Agreement”):
     Amendment 1: Section 2.1(a) of the Stockholders Agreement shall be replaced in its entirety with the following:
     2.1(a) Subject to Section 2.1(i) set forth below, the authorized membership of the Board of Directors of the Company (the “Board”) may be expanded up to and maintained at nine (9) directors.
     Amendment 2: Section 6.5 of the Stockholders Agreement shall be replaced in its entirety with the following:
     6.5 Fiduciary Duties. The Company shall have no interest or expectation in, nor right to be informed of, any corporate opportunity, and in the event any Director or such Director’s Affiliates acquires knowledge of a potential transaction or matter which may be a corporate opportunity, such Director or Affiliate shall, to the fullest extent permitted by law, have no duty (fiduciary or otherwise) or obligation to communicate or offer such corporate opportunity to the Company or any of its Affiliates or to any other Directors or Company Stockholders and shall not, to the fullest extent permitted by law, be liable to the Company or any of its Affiliates or stockholders for breach of any duty (fiduciary or otherwise) as a Director or Affiliate by reason of the fact that any Director or Affiliate acquires, creates, develops or seeks such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or otherwise does not Communicate information regarding such corporate opportunity to the Company or its Affiliates or stockholders, and the Company, to the fullest extent permitted by law, waive and renounce any claims that such business opportunity constituted a corporate opportunity that should have been presented to the Company or any of its Affiliates, unless such corporate opportunity is presented to or acquired, created or developed by, or otherwise comes into the possession of, a Director in such Person’s capacity as a Director or Company Stockholder. For purposes of this Agreement, “corporate opportunity” shall include any potential transaction, investment or business opportunity or prospective economic or competitive advantage in which the Company or any of its Affiliates could have any expectancy or interest. The provisions of this Agreement, to the extent that they restrict the duties (including fiduciary duties) and liabilities of a Director or Company Stockholder otherwise existing at law or in equity or by operation of the preceding sentence, are agreed by the Company Stockholders to replace such duties and liabilities of such Director or Company Stockholder.
     RESOLVED, the undersigned hereby approves, ratifies, adopts and consents to the Amendments to the Stockholders Agreement, finding the Amendments to be commercially reasonable and in the best interests of all holders of MAKO Stock (collectively. the “Stockholders”) and the Company; and
     RESOLVED FURTHER, that the undersigned hereby consents that Dr. Maurice Ferré and Menashe Frank (each a “Designated Officer” of the Company) be authorized and directed, for and on behalf of the Stockholder and the Company, to cause such additions, modifications, amendments or deletions to be made to the Stockholders Agreement, including the Amendment and Restatement thereof, and to execute and deliver such other agreements, certificates, instruments or documents related to the Amendments as any such Designated Officer deems as necessary for the purpose of giving effect to the foregoing resolution.
     Execution By Counterparts; Facsimile Transmission
     RESOLVED, that this Action by Written Consent may be executed in multiple counterparts or a facsimile thereof, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Action shall be filed with the minutes of the proceedings of the Stockholders, with a copy provided to all non-signing Stockholders as required by Section 228(e) of the Delaware General Corporation Law and Section 2.11 of the Amended and Restated Bylaws of the Company.
     IN WITNESS WHEREOF, the undersigned has executed this Action by Written Consent to be effective March 5, 2007.

MAKO STOCKHOLDER MK Investments Co.
By:	/s/ Marcelo Chao
	Name:	Marcelo Chao
	Title:	Attorney In Fact

The Raptor Global Portfolio Ltd. The Tudor BVI Global Portfolio Ltd. The Altar Rock Fund L.P.
By: Tudor Investment Corporation

By:	/s/ Stephen N. Waldman
	Name:	Stephen N. Waldman
	Title:	Managing Director

Tudor Proprietary Trading, L.L.C.
By:	/s/ Stephen N. Waldman
Stephen N. Waldman
Managing Director

MDS Life Sciences Technology Fund II NC Limited Partnership, by its General Partner MDS LSTF II (NC GP) Inc.
By:	/s/ Graysanne Bedell
By:	/s/ Stephen Cummings
	Name:	Graysanne Bedell
	Name:	Stephen Cummings
Title:

/s/ David Tepper
David Tepper

By:	/s/
Name:
Title:

Aperture Capital II
By:	/s/ Matthew S. Tierney
	Name:	Matthew S. Tierney
	Title:	Member of AVP the GP of AC II

Christopher C. Dewey
By:	/s/ Christopher C. Dewey
Name:
Title:

For: Sycamore Venture Capital
/s/ John R. Whitman

By:	John R. Whitman
Name:
	Title:	President

MDS Life Sciences Technology Fund II Quebec Limited Partnership, by its General Partner MDS LSTF II (QGP) Inc.
By:	/s/ Graysanne Bedell
By:	/s/ Stephen Cummings
	Name:	Graysanne Bedell
	Name:	Stephen Cummings
Title:

ML II Co-Investment Fund NC Limited Partnership, by its General Partner ML II (NCGP) Inc.
By:	/s/ Graysanne Bedell
By:	/s/ Stephen Cummings
	Name:	Graysanne Bedell
	Name:	Stephen Cummings
Title:

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